                                                                    EXHIBIT 11.1

                      NETSCAPE COMMUNICATIONS CORPORATION
             STATEMENTS OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                  (Unaudited)

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
                                                           THREE MONTHS ENDED    NINE MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          --------------------  --------------------
(In thousands, except per share data)                       1997       1996       1997       1996
                                                          ---------  ---------  ---------  ---------
Primary:
  Weighted average common stock outstanding.............     90,454     84,440     89,084     83,141
  Net effect of dilutive stock options based on the
    treasury stock method...............................      2,771      3,443         --      3,800
                                                          ---------  ---------  ---------  ---------
    Total weighted average common and common equivalent
      shares outstanding................................     93,225     87,883     89,084     86,941
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Net income (loss).......................................  $  11,744  $   7,657  $ (24,085) $  12,152
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Net income (loss) per share.............................  $    0.13  $    0.09  $   (0.27) $    0.14
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Fully diluted:
  Weighted average common stock outstanding.............     90,454     84,440     89,084     83,141
  Net effect of dilutive stock options based on the
    treasury stock method...............................      2,877      3,533         --      3,871
                                                          ---------  ---------  ---------  ---------
    Total weighted average common and common equivalent
      shares outstanding................................     93,331     87,973     89,084     87,012
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Net income (loss).......................................  $  11,744  $   7,657  $ (24,085) $  12,152
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Net income (loss) per share.............................  $    0.13  $    0.09  $   (0.27) $    0.14
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
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